Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information of Noble Corporation plc, a public limited company formed under the laws of England and Wales (“Topco”), and the accompanying footnotes (the “Pro Forma Financial Information”) reflects the impact of the following transactions:

•

Business Combination: Pursuant to the business combination agreement, dated November 10, 2021 (as amended, the “Business Combination Agreement”), by and among Noble Corporation, an exempted company incorporated in the Cayman Islands with limited liability (“Old Noble”), Topco, Noble Newco Sub Limited, a Cayman Islands exempted company and a direct, wholly owned subsidiary of Topco (“Merger Sub”), and The Drilling Company of 1972 A/S, a Danish public limited liability company (“Maersk Drilling”), among other things, (i) on September 30, 2022 (the “Merger Effective Date”) (x) Old Noble merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of Topco, and (y) each ordinary share, par value $0.00001 per share, of Old Noble (collectively, the “Noble Shares”), issued and outstanding prior to the effective time of the Merger (the “Merger Effective Time”), was converted into one newly and validly issued, fully paid and non-assessable A ordinary share, par value $0.00001 per share, of Topco (the “Topco Shares”), and (ii) on October 3, 2022 (the “Closing Date”), Topco completed a voluntary tender exchange offer to Maersk Drilling’s shareholders (the “Offer” and, together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”) and because Topco acquired more than 90% of the issued and outstanding shares of Maersk Drilling, nominal value Danish krone (“DKK”) 10 per share (“Maersk Drilling Shares”), Topco will redeem all remaining Maersk Drilling Shares not exchanged in the Offer (the “Minority Shares”) for, at the election of the holder, either Topco Shares or cash (or, for those holders that do not make an election, only cash), under Danish law by way of a compulsory purchase. Topco, Old Noble and their subsidiaries collectively are referred to as “Noble.” The Business Combination is accounted for as a business combination pursuant to Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), where Noble is the accounting acquirer. Refer to Note 2 of the Pro Forma Financial Information for more information on the terms of the Business Combination Agreement, the purchase price consideration provided in connection with the Business Combination, and Noble’s determination of the accounting acquirer.

•

Noble 2022 Rig Disposal: On April 22, 2022, the UK Competition and Markets Authority (the “UK CMA”) announced its Phase 1 decision, pursuant to which it concluded that the Business Combination gives rise to a realistic prospect of a substantial lessening of competition in relation to the supply of jack-up rigs in NW Europe and that a remedy to address such effect would be required to avoid a reference to a Phase 2 review under the UK CMA regime. On April 29, 2022, Noble and Maersk Drilling submitted proposals (the “Remedy Proposals”) to the UK CMA to address such effect identified in the UK CMA’s decision of April 22, 2022. Each of the Remedy Proposals was designed to replicate the competitive constraint provided by Noble in respect of jack-up rigs in NW Europe by the divestment of certain jack-up rigs to a suitable purchaser. On May 9, 2022, the UK CMA published its decision that there are reasonable grounds for believing that one of these Remedy Proposals might be accepted by the UK CMA. This one Remedy Proposal comprises the divestment of the rigs Noble Hans Deul, Noble Sam Hartley, Noble Sam Turner, Noble Houston Colbert, and Noble Lloyd Noble (the “NLN Rig” and, collectively, the “Remedy Rigs”), including all of the related support and infrastructure that the purchaser will need to run the Remedy Rigs as an effective standalone business, including relevant off-shore and on-shore staff (the “Noble 2022 Rig Disposal”).

On June 23, 2022, Noble announced that it had entered into an Asset Purchase Agreement (as amended, the “Asset Purchase Agreement”) with a potential purchaser, Shelf Drilling, Ltd. (“Shelf

Drilling”) and one of its subsidiaries (the “Shelf Buyer”), regarding the sale of the Remedy Rigs under the Remedy Proposal described above, conditional upon, among other things, the UK CMA formally approving Shelf Drilling as a suitable purchaser and also formally accepting the Remedy Proposal. On September 1, 2022, the UK CMA issued its formal decision and accepted the Remedy Proposal and Shelf Drilling as a suitable purchaser. On October 5, 2022, Topco, Shelf Drilling and Shelf Buyer completed the Noble 2022 Rig Disposal. On the Completion (as defined in the Asset Purchase Agreement), Noble Drilling Norway AS (“Noble Norway”) and a member of the Shelf Group, which is now the owner of the NLN Rig, entered into a charter agreement (the “NLN Charter Agreement”), pursuant to which Noble Norway will charter the NLN Rig from the Shelf Group during the period from the Completion until the date of the NLN Completion (as defined in the Asset Purchase Agreement) in order to allow Noble Norway to complete its current obligations under the NLN Drilling Agreement (as defined in the Asset Purchase Agreement) with the NLN Customer (as defined in the Asset Purchase Agreement). At the end of the charter period, Noble Norway will redeliver the NLN Rig to the Shelf Group.

The Pro Forma Financial Information also reflects the impact of the following transactions that have been completed since January 1, 2021 but have not been included in the results of operations for the entire periods presented for the pro forma condensed combined statements of operations (collectively, the “Completed Transactions”):

•

Noble 2021 Rig Disposal: On November 3, 2021, Noble completed the sales of jackup rigs Noble Roger Lewis, Noble Scott Marks, Noble Joe Knight, and Noble Johnny Whitstine in Saudi Arabia to ADES International Holding Limited (the “Noble 2021 Rig Disposal”).

•

Maersk Drilling Rig Disposal: On October 27, 2021, Maersk Drilling completed the divesture of the combined drilling and production unit Maersk Inspirer in Norway to Havila Sirius (the “Maersk Drilling Rig Disposal”).

•

Pacific Drilling Merger: On April 15, 2021, Noble completed the acquisition of Pacific Drilling Company LLC (“Pacific”; and the acquisition, the “Pacific Drilling Merger”). The Pacific Drilling Merger was accounted for as a business combination pursuant to ASC 805, where Noble was the accounting acquirer.

•

Noble Reorganization: On February 5, 2021, Noble successfully consummated its plan of reorganization (the “Noble Plan”) and emerged from bankruptcy reorganization under Chapter 11 (the “Noble Reorganization”).

The Pro Forma Financial Information has been prepared under the following assumptions:

•

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 and for the twelve months ended December 31, 2021 assume that the Business Combination, the Noble 2022 Rig Disposal, and the Completed Transactions had occurred on January 1, 2021.

•

The unaudited pro forma condensed combined balance sheet as of June 30, 2022 assumes that the Business Combination and the Noble 2022 Rig Disposal had occurred on June 30, 2022. The impacts from the Completed Transactions have already been reflected in the historical consolidated balance sheets of either Noble or Maersk Drilling as of June 30, 2022; therefore, no pro forma adjustments were made for these transactions in the unaudited pro forma condensed combined balance sheet as of June 30, 2022.

The Pro Forma Financial Information does not represent what the actual consolidated results of operations or the consolidated financial position of Topco would have been had the Business Combination, the Noble 2022 Rig Disposal, and the Completed Transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The assumptions made by Noble underlying the pro forma adjustments are described in the accompanying notes to these unaudited pro forma condensed combined financial statements. Adjustments are based on information available to Noble’s management during the preparation of the Pro Forma Financial Information and assumptions that Noble’s management believes are reasonable and supportable. The pro forma adjustments, which are described in the accompanying notes, may be revised by Noble as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the differences may be material.

Noble’s management has not presented the effects of anticipated costs or savings associated with certain restructuring, severance, termination-related benefits, or other integration activities resulting from the Business Combination as the specificity of the timing and nature of such items is still under evaluation as of the date of this filing.

The Pro Forma Financial Information should be read in conjunction with the following:

•

The consolidated financial statements and notes included in Old Noble’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 17, 2022, and Amendment No. 1 thereto on Form 10-K/A, filed with the SEC on March 11, 2022 (together, the “2021 Form 10-K”).

•	The condensed consolidated financial statements and notes included in Old Noble’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, filed with the SEC on August 9, 2022.

•

The historical Maersk Drilling consolidated financial statements and notes for the year ended December 31, 2021 included in Exhibit 99.1 to this filing and the interim period ended June 30, 2022 included in Exhibit 99.2 to this filing.

•	The Pacific condensed consolidated financial statements and notes for the interim period ended March 31, 2021 included in Old Noble’s Current Report on Form 8-K/A, filed with the SEC on June 23, 2021.

Unaudited Pro Forma Condensed Combined Statement of Operations

Six Months Ended June 30, 2022

(in thousands, except per share amounts)

		Maersk Drilling Historical
	Noble Pro Forma (Note 7)	Maersk Drilling Historical (IFRS) (Note 4)	Maersk Drilling IFRS-to-GAAP Adjustments (Note 6)		Maersk Drilling Historical Adjusted (U.S. GAAP)	Business Combination Transaction Accounting Adjustments (Note 3)		Topco Pro Forma Combined
Operating revenues
Contract drilling services	$433,383	$520,180	$—		$520,180	$—		$953,563
Reimbursables and other	23,921	12,298	—		12,298	—		36,219

	457,304	532,478	—		532,478	—		989,782
Operating costs and expense
Contract drilling services	315,558	391,634	4,959	(C) (D)	396,593	592	(EE)	712,743
Reimbursables	20,319	6,776	—		6,776	—		27,095
Depreciation and amortization	40,334	97,831	105,500	(C) (E)	203,331	(130,562)	(AA)	113,103
General and administrative	34,211	39,245	1,364	(C)	40,609	—		74,820
Merger and integration costs	18,578	—	8,619	(D)	8,619	—		27,197
Gain on sale of operating assets, net	(3,459)	(84)	—		(84)	—		(3,543)
Hurricane losses	2,805	—	—		—	—		2,805
Special items	—	11,150	(11,150)	(D)	—	—		—
Loss on impairment	—	117,956	74,639	(E)	192,595			192,595

	428,346	664,508	183,931		848,439	(129,970)		1,146,815

Operating income (loss)	28,958	(132,030)	(183,931)		(315,961)	129,970		(157,033)
Other income (expense)
Interest expense, net of amounts capitalized	(15,395)	(18,081)	422	(C)	(17,659)	2,865	(DD)	(30,189)
Interest income and other, net	1,531	(10,556)	—		(10,556)	—		(9,025)
Gain on extinguishment of debt, net	—	—	—		—	—		—
Gain on bargain purchase	—	—	—		—	—		—

Loss before income taxes	15,094	(160,667)	(183,509)		(344,176)	132,835		(196,247)
Income tax benefit (provision)	949	(11,772)	4,406	(F)	(7,366)	5,714	(EE)	(703)

Net income (loss)	$16,043	$(172,439)	$(179,103)		$(351,542)	$138,549		$(196,950)

Basic net income (loss) per share	$0.23	$(4.17)	—		—	—		$(1.53)	(CC)
Diluted net income (loss) per share	$0.21	$(4.17)	—		—	—		$(1.53)	(CC)
Weighted average shares outstanding
Basic	68,722	41,341	—		—	—		128,886	(CC)
Diluted	77,059	41,341	—		—	—		128,886	(CC)

Unaudited Pro Forma Condensed Combined Statement of Operations

Twelve Months Ended December 31, 2021

(in thousands, except per share amounts)

		Maersk Drilling Historical
	Noble Pro Forma (Note 7)	Maersk Drilling Historical (IFRS) (Note 4)	Maersk Drilling Rig Disposal (IFRS) (Note 5)		Maersk Drilling IFRS-to-GAAP Adjustments (Note 6)		Maersk Drilling Historical Adjusted (U.S. GAAP)	Business Combination Transaction Accounting Adjustments (Note 3)		Topco Pro Forma Combined
Operating revenues
Contract drilling services	$674,950	$1,232,397	$(45,869)	(A)	$—		$1,186,528	$—		$1,861,478
Reimbursables and other	62,220	34,739	—		—		34,739	—		96,959

	737,170	1,267,136	(45,869)		—		1,221,267	—		1,958,437
Operating costs and expense
Contract drilling services	562,565	807,261	(29,790)	(A)	17,999	(C) (D)	795,470	2,640	(EE)	1,360,675
Reimbursables	55,565	17,704	—		—		17,704	—		73,269
Depreciation and amortization	74,975	213,202	(7,967)	(A)	227,491	(C) (E)	432,726	(287,648)	(AA)	220,053
General and administrative	94,447	86,604	—		2,794	(C)	89,398	—		183,845
Merger and integration costs	24,792	—	—		7,592	(D)	7,592	33,633	(BB)	66,017
Gain on sale of operating assets, net	(259,433)	(256,292)	—		—		(256,292)	—		(515,725)
Hurricane losses	23,350	—	—		—		—	—		23,350
Special items	—	20,533	194	(A)	(20,727)	(D)	—	—		—

	576,261	889,012	(37,563)		235,149		1,086,598	(251,375)		1,411,484

Operating income (loss)	160,909	378,124	(8,306)		(235,149)		134,669	251,375		546,953
Other income (expense)
Interest expense, net of amounts capitalized	(24,799)	(49,664)	1,198	(A) (B)	1,072	(C)	(47,394)	5,769	(DD)	(66,424)
Interest income and other, net	11,319	(11,239)	—		—		(11,239)	—		80
Gain on extinguishment of debt, net	(2,664)	—	—		—		—	—		(2,664)
Gain on bargain purchase	62,305	—	—		—		—	—		62,305

Loss before income taxes	207,070	317,221	(7,108)		(234,077)		76,036	257,144		540,250
Income tax benefit (provision)	(5,014)	(26,248)	2,066	(A)	10,442	(F)	(13,740)	(16,686)	(EE)	(35,440)

Net income (loss)	$202,056	$290,973	$(5,042)		$(223,635)		$62,296	$240,458		$504,810

Basic net income (loss) per share	$3.03	$7.05	—		—		—	—		$3.98	(CC)
Diluted net income (loss) per share	$2.84	$7.00	—		—		—	—		$3.83	(CC)
Weighted average shares outstanding
Basic	66,615	41,290	—		—		—	—		126,779	(CC)
Diluted	71,058	41,583	—		—		—	—		131,700	(CC)

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2022

(in thousands)

		Maersk Drilling Historical
	Noble Pro Forma (Note 8)	Maersk Drilling Historical (IFRS) (Note 4)	Maersk Drilling IFRS-to-GAAP Adjustments (Note 6)		Maersk Drilling Historical Adjusted (U.S. GAAP)	Business Combination Transaction Accounting Adjustments (Note 3)		Topco Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$527,253	$209,326	$—		$209,326	$(49,639)	(FF)	$686,940
Accounts receivable, net	258,780	229,126	—		229,126	—		487,906
Taxes receivable	16,906	26,419	—		26,419	—		43,325
Prepaid expenses and other current assets	40,226	64,823	(7,000)	(F)	57,823	(32,320)	(GG)	65,729
Assets held for sale	—	39,338	—		39,338	—		39,338

Total current assets	843,165	569,032	(7,000)		562,032	(81,959)		1,323,238

Intangible assets	33,495	—	—		—	—		33,495
Property and equipment, at cost	1,306,160	8,684,312	3,677,277	(E)	12,361,589	(9,477,020)	(HH)	4,190,729
Accumulated depreciation	(98,525)	(6,315,334)	(945,866)	(E)	(7,261,200)	7,261,200	(HH)	(98,525)

Property and equipment, net	1,207,635	2,368,978	2,731,411		5,100,389	(2,215,820)		4,092,204

Other assets	81,698	318,833	(8,262)	(E)	310,571	(276,832)	(II)(JJ)	115,437

Total assets	$2,165,993	$3,256,843	$2,716,149		$5,972,992	$(2,574,611)		$5,564,374

Current liabilities
Accounts payable	$136,144	$137,391	$—		$137,391	$(14,948)	(LL)	$258,587
Accrued payroll and related costs	33,754	25,587	—		25,587	—		59,341
Current maturities of long-term debt	—	129,925	—		129,925	—		129,925
Taxes payable	26,854	27,707	17,156	(F)	44,863	5,066	(JJ)	76,783
Interest payable	8,921	656	—		656	—		9,577
Other current liabilities	44,263	51,305	—		51,305	—		95,568
Compulsory purchase liability	—	—	—		—	186,055	(KK)	186,055

Total current liabilities	249,936	372,571	17,156		389,727	176,173		815,836

Long-term debt	216,000	618,809	—		618,809	9,505	(MM)	844,314
Deferred income taxes	6,700	26,080	68,828	(E)	94,908	(72,806)	(JJ)	28,802
Other liabilities	116,922	74,639	34,180	(F)	108,819	143,350	(JJ)	369,091

Total liabilities	589,558	1,092,099	120,164		1,212,263	256,222		2,058,043

Shareholders’ equity
Common stock	1	62,520	—		62,520	(62,519)	(NN)	2
Additional paid-in-capital	1,402,608	—	—		—	1,963,928	(NN)	3,366,536
Retained earnings (accumulated deficit)	170,024	2,108,680	2,595,985	(E) (F)	4,704,665	(4,738,698)	(NN)	135,991
Accumulated other comprehensive income (loss)	3,802	(6,456)	—		(6,456)	6,456	(NN)	3,802

Total shareholders’ equity	1,576,435	2,164,744	2,595,985		4,760,729	(2,830,833)		3,506,331

Total liabilities and equity	$2,165,993	$3,256,843	$2,716,149		$5,972,992	$(2,574,611)		$5,564,374

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except per share amounts or otherwise indicated)

Note 1. Basis of Presentation

The Pro Forma Financial Information has been prepared by Topco in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” which was adopted in May 2020 and became effective on January 1, 2021. The pro forma adjustments include transaction accounting adjustments, which reflect the application of required accounting for the Business Combination, the Noble 2022 Rig Disposal, and the Completed Transactions.

The historical consolidated financial statements of Noble were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and shown in U.S. dollars. The historical consolidated financial statements of Maersk Drilling were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and shown in U.S. dollars. Refer to Note 4 for the adjustments identified by Maersk Drilling to convert Maersk Drilling’s historical financial statements prepared in accordance with IFRS to Noble’s basis of accounting under U.S. GAAP.

Noble adopted fresh start accounting in accordance with Accounting Standards Codification Topic 852, Reorganizations (“ASC 852”), upon Noble’s emergence from reorganization under Chapter 11, resulting in reorganized Noble becoming the successor entity (“Successor”) for financial reporting purposes. In accordance with ASC 852, with the application of fresh start accounting, Noble allocated its reorganization value to its individual assets based on their estimated fair values in conformity with ASC 805. Liabilities subject to compromise of the predecessor entity of Noble (“Predecessor”) were either reinstated or extinguished as part of the reorganization.

Note 2. Business Combination with Maersk Drilling and Estimated Purchase Consideration

Business Combination Agreement

On the Merger Effective Date, pursuant to the Business Combination Agreement, Old Noble merged with and into Merger Sub, with Merger Sub surviving the Merger as a wholly owned subsidiary of Topco, and (i) each Noble Share issued and outstanding prior to the Merger Effective Time was converted into one newly and validly issued, fully paid and non-assessable Topco Share, and (ii) each warrant to purchase Noble Shares issued pursuant to the applicable Tranche 1 Warrant Agreement, Tranche 2 Warrant Agreement and Tranche 3 Warrant Agreement, each dated as of February 5, 2021, by and among Old Noble, Computershare Inc. and Computershare Trust Company, N.A. (collectively, the “Noble Cayman Warrant Agreements”) and outstanding immediately prior to the Merger Effective Time was converted automatically into a warrant to acquire a number of Topco Shares equal to the number of Noble Shares underlying such warrant, with the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the applicable Noble Cayman Warrant Agreement. In addition, each award of restricted share units representing the right to receive Noble Shares, or value based on the value of Noble Shares (each, a “Noble RSU Award”) outstanding immediately prior to the Merger Effective Time ceased to represent a right to acquire Noble Shares (or value equivalent to Noble Shares) and was converted into the right to acquire, on the same terms and conditions as were applicable under the Noble RSU Award (including any vesting conditions), that number of Topco Shares equal to the number of Noble Shares subject to such Noble RSU Award immediately prior to the Merger Effective Time.

On the Closing Date, pursuant to the Business Combination Agreement, Topco completed the Offer, and because Topco acquired more than 90% of the issued and outstanding Maersk Drilling Shares, Topco will redeem all remaining Maersk Drilling Shares not exchanged in the Offer for, at the election of the holder, either Topco Shares or cash (or, for those holders that do not make an election, only cash), under Danish law by way of a compulsory purchase.

In connection with the Offer and the Compulsory Purchase (as defined herein), each Maersk Drilling Share was (in the case of the Offer) or will be (in the case of the Compulsory Purchase) exchanged for either (i) 1.6137 newly and validly issued, fully paid and non-assessable Topco Shares (the “Exchange Ratio”) or (ii) cash consideration (payable in DKK). The Offer was subject to a cash consideration cap per Maersk Drilling shareholder of $1,000 and an aggregate cap on cash consideration payable to all Maersk Drilling shareholders of $50 million. Consequently, in relation to the Offer, Maersk Drilling shareholders who elected to receive cash consideration received, as applicable, (a) $1,000 for the applicable portion of their Maersk Drilling Shares and the balance of Maersk Drilling Shares in Topco Shares in accordance with the Exchange Ratio, or (b) the amount corresponding to the total holding of their Maersk Drilling Shares if such holding of Maersk Drilling Shares represents a value equal to or less than $1,000 in the aggregate, subject to any reduction under the aggregate cap described in the preceding sentence. Further, during the Offer, a Maersk Drilling shareholder holding Maersk Drilling Shares exceeding a value of $1,000 in the aggregate could not elect to receive less than $1,000 in cash consideration if the cash consideration in lieu of Topco Shares was elected.

In addition, each Maersk Drilling restricted stock unit award (a “Maersk Drilling RSU Award”) that was outstanding immediately prior to the acceptance time of the Offer (the “Acceptance Time”) was exchanged, at the Acceptance Time, with the right to receive on the same terms and conditions as were applicable under the Maersk Drilling RSU Long-Term Incentive Programme for Executive Management 2019 and the Maersk Drilling RSU Long-Term Incentive Programme 2019 (including any vesting conditions), that number of Topco Shares equal to the product of (1) the number of Maersk Drilling Shares subject to such Maersk Drilling RSU Award immediately prior to the Acceptance Time and (2) the Exchange Ratio, with any fractional Maersk Drilling Shares rounded to the nearest whole share. Upon conversion such Maersk Drilling RSU Awards ceased to represent a right to receive Maersk Drilling Shares (or value equivalent to Maersk Drilling Shares).

The acquisition method of accounting for business combinations was used by Noble in accordance with ASC 805, with Noble expected to be the accounting acquirer of Maersk Drilling. Following the closing of the Business Combination, assuming all remaining Maersk Drilling Shares are issued Topco Shares for the Compulsory Purchase, Noble shareholders are expected to hold a majority interest in the combined company, with former shareholders of Noble and Maersk Drilling owning approximately 53% and 47%, respectively, of outstanding Topco Shares. Assuming all remaining Maersk Drilling Shares are settled in cash for the Compulsory Purchase, the percentage relative to former shareholders of Noble will be higher. The board of directors of Topco is comprised of seven members, including three individuals designated by Noble, three individuals designated by Maersk Drilling, and Robert W. Eifler, current President and Chief Executive Officer of Topco, who previously served as President and Chief Executive Officer of Old Noble. Of the three individuals designated by Maersk Drilling, up to two individuals may be designated by APMH Invest A/S (“AMPH Invest”) (which right APMH Invest will continue to have on a going-forward basis, subject to certain minimum holding conditions). Further, the combined company name, ticker symbol, and headquarters remain consistent with that of Noble. Based on Noble shareholders’ majority equity stake in the combined company, the composition of the board of directors of the combined company, and the other factors noted herein, Noble is expected to be the accounting acquirer of Maersk Drilling in accordance with the guidance of ASC 805.

Preliminary Purchase Price Consideration

The following table presents the calculation of preliminary purchase price consideration based on an average of the closing price per share of Noble Shares on the New York Stock Exchange (“NYSE”) for the seven trailing days ended on September 21, 2022, which is used as a proxy for the market price of the Topco Shares at the Closing Date (table below in thousands, except ratios and per share price):

Preliminary purchase price consideration
Maersk Drilling share acceptances per the Offer (net of fractional shares and shares for which cash settlement was elected)	37,228
Exchange Ratio	1.6137

Number of Topco shares issued	60,075
Noble Share Price for seven trailing days ended September 21, 2022	$32.55

Preliminary purchase price paid for Maersk Drilling shares	$1,955,441
Company Shares for which cash settlement was elected	16
Exchange Ratio	1.6137
Parent VWAP(1)	$29.00

Cash settlement election consideration	$749
Cash payout for fractional shares of Maersk Drilling	1,000
Fair value of replacement Maersk Drilling RSU Awards attributable to the purchase price	7,397

Total preliminary purchase price consideration transferred to Maersk Drilling	$1,964,587
Fair value of Compulsory Purchase	186,055

Total preliminary purchase price consideration	$2,150,642

(1)

Parent VWAP, as defined in the Business Combination Agreement, represents the volume-weighted average closing price of Noble Shares on the NYSE for the ten trading days ending on the date two days prior to the publication of the offer document relating to the Offer.

The purchase price consideration calculated above and applied in the Pro Forma Financial Information is preliminary and subject to modification based on the final purchase price, which includes any changes to the value of Topco Shares and the number of vested Maersk Drilling RSU Awards at the Closing Date. The final value of Topco’s consideration transferred will be determined based on the actual number of Topco Shares issued, the number of Maersk Drilling Shares outstanding at the Closing Date, and the market price of the Topco Shares at the Closing Date. This will likely result in a difference from the preliminary purchase consideration calculated above and that difference may be material. For example, with other assumptions held constant, an increase or decrease of 10% in the price per Noble Shares would increase or decrease the fair value of the preliminary purchase price by $196.3 million. Increases in the market price of the Topco Shares at the Closing Date over the share price assumption used in the Pro Forma Financial Information would result in the recognition of goodwill. However, a change in the closing share price does not change the number of Topco Shares issued in connection with the Business Combination or the number of underlying Topco Shares issued as replacement for the Maersk Drilling RSU Awards to be granted.

Allocation of Purchase Price Consideration to Asset Acquired and Liabilities Assumed

The allocation of the consideration, including any related tax effects, is preliminary and pending finalization of various estimates, inputs and analyses used in the valuation assessment of the specifically identifiable tangible and intangible assets acquired. Since the Pro Forma Financial Information has been prepared by Topco based on preliminary estimates of consideration and fair values attributable to the Business Combination, the actual amounts eventually recorded in accordance with the acquisition method of accounting may differ materially from the information presented.

ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. Any consideration transferred or paid in a business combination in excess of the fair value of the assets acquired and liabilities assumed should be recognized as goodwill, while any excess fair value of the assets acquired and liabilities assumed beyond the consideration transferred or paid in a business combination should be recognized as a bargain purchase gain. Noble management’s estimate as of the date of this filing is that the fair value of the net assets and liabilities acquired is equal to the purchase price. Thus, no goodwill or bargain purchase gain has been recognized on the pro forma condensed combined balance sheet as of June 30, 2022. This preliminary determination is subject to further assessment and adjustments by Noble pending additional information sharing between the parties, more detailed third-party appraisals, natural changes in net assets acquired between the pro forma date used herein and the Closing Date, and other potential adjustments.

In October 2021, the FASB issued Accounting Standards Update (“ASU”) No. 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (“ASU 2021-08”). Upon the adoption of this update, contract assets and contract liabilities (i.e., deferred revenue) acquired in a business combination will be recognized and measured by the acquirer on the acquisition date in accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) as if the acquirer had originated the contracts, which would generally result in an acquirer recognizing and measuring acquired contract assets and contract liabilities consistent with how they were recognized and measured in the acquiree’s financial statements. Noble adopted ASU 2021-08 on January 1, 2022, prior to the consummation of the Business Combination. Therefore, Maersk Drilling’s historical deferred revenue balance as of June 30, 2022 has been included in the preliminary purchase price allocation in accordance with ASU 2021-08 based on a preliminary assessment of the ASC 606 polices of Noble and Maersk Drilling made by Topco.

The preliminary allocation of the purchase price consideration is as follows:

Estimated Fair Value
Total current assets	$529,712
Property and equipment, net	2,884,569
Other noncurrent assets	33,739

Total assets acquired	3,448,020

Total current liabilities	394,793
Long-term debt	628,314
Deferred income taxes	22,102
Other liabilities	252,169

Total liabilities assumed	1,297,378

Net assets acquired & total preliminary purchase price consideration	$2,150,642

Compulsory Purchase

Subject to the terms and conditions set forth in the Business Combination Agreement, in the scenario in which more than 90% of shareholders of Maersk Drilling vote to accept the Offer, Topco will initiate and complete the acquisition of the Minority Shares of Maersk Drilling (the “Compulsory Purchase”). The Compulsory Purchase allows Topco to effectuate a 100% merger with Maersk Drilling if more than 90% of Maersk Drilling shareholders approve of the merger. In accordance with the Danish Companies Act, Topco has a legal right and obligation to enforce the Compulsory Purchase of any remaining shares of Maersk Drilling if 90% approval is achieved by Maersk Drilling shareholders.

Acceptances representing more than 90% of the outstanding share capital and voting rights in Maersk Drilling were obtained by Topco in the Offer, thus Topco has exercised its rights under the Danish Companies

Act to conduct a Compulsory Purchase of the Maersk Drilling shares held by the remaining minority shareholders in Maersk Drilling. After close of the Business Combination, subject to the terms and conditions set forth in the Business Combination Agreement and in accordance with the Danish Companies Act, Topco will execute and effectuate the Compulsory Purchase. The consideration payable in respect of each minority share shall be equal in value to the Offer Consideration and paid net to the holder thereof in accordance with applicable law (i) either in cash or in Topco Shares (and cash in lieu of fractional Topco Shares, if any) at the election of each holder of minority shares which have responded during the mandatory notice period pursuant to sections 70-72 of the Danish Companies Act, and (ii) in cash only for any holder of Minority Shares who does not transfer their minority shares during the Squeeze-out Period.

As of the date of this filing, management has performed a preliminary assessment of the accounting treatment for the Compulsory Purchase and acquisition of Minority Shares of Maersk Drilling. Based on this preliminary assessment, management has determined that the Compulsory Purchase is a mandatorily redeemable instrument and should be classified as a liability and measured at fair value in accordance with ASC Topic 480, Distinguishing Liabilities from Equity. Additionally, no noncontrolling interest will be recognized by Topco and no earnings will be allocated to the noncontrolling interest. Thus, in effect, Topco will account for the Compulsory Purchase as a financing transaction and recognize 100% of Maersk Drilling’s assets and liabilities.

The Pro Forma Financial Information reflects a liability of $186.1 million for the estimated fair value of the Compulsory Purchase. For pro forma purposes it is assumed that the Compulsory Purchase will be 100% settled in cash. If the Compulsory Purchase was assumed to be 100% settled in Topco Shares, the estimated liability would be approximately $216.6 million, which is estimated based on an average of the closing price per share of Noble Shares on the NYSE for the seven trailing days ended on September 21, 2022 (used as a proxy for the market price of the Topco Shares at the Closing Date), and would result in goodwill being recognized of $30.6 million. The final value of the Compulsory Purchase will be determined based on the market price of the Topco Shares at the Closing Date, the amount of Minority Shares settled in cash, and the amount of Minority Shares settled in Topco Shares. This will likely result in a difference from the preliminary fair value above and that difference may be material. Further, if the Compulsory Purchase was 100% settled in cash on the Closing Date, the pro forma cash balance would be approximately $500.9 million as of June 30, 2022. This preliminary fair value estimate is subject to change as additional information becomes available and as additional analysis is performed by management.

Note 3. Business Combination Transaction Accounting Adjustments

The Business Combination transaction adjustments below are prepared based on the purchase price assumptions presented in Note 2, Business Combination with Maersk Drilling Merger and Estimated Purchase Consideration.

Condensed Combined Statement of Operations

(AA) Depreciation and amortization

Reflects the removal of historical depreciation expense and the recording of the pro forma depreciation expense based on the estimated fair value of Maersk Drilling’s property and equipment upon the Business Combination. For pro forma purposes it is assumed that the Business Combination occurred on January 1, 2021. The pro forma adjustments to depreciation expense for the six months ended June 30, 2022 and for the twelve months ended December 31, 2021 were calculated as follows:

	Six Months Ended June 30, 2022	Twelve Months Ended December 31, 2021
Removal of historical depreciation expense	$(203,331)	$(432,726)
Pro forma depreciation expense	72,769	145,078

Pro forma adjustment for depreciation and amortization	$(130,562)	$(287,648)

Drilling equipment and facilities are depreciated using the straight-line method over their estimated useful lives as of the date placed in service or date of major refurbishment. Estimated useful lives of the acquired drilling equipment range from three to thirty years. Maersk Drilling’s other property and equipment is depreciated using the straight-line method over useful lives ranging from two to forty years.

(BB) Merger and integration costs

Reflects the recognition of the following items in the pro forma statement of operations for the twelve months ended December 31, 2021:

(i)

the incremental estimated transaction costs to be incurred directly in connection with the Business Combination, consisting primarily of legal and professional fees. Approximately $12.4 million and $16.9 million of estimated transaction costs are expected to be incurred subsequent to June 30, 2022 by Noble and Maersk Drilling, respectively, and such costs are reflected in the pro forma statement of operations for the twelve months ended December 31, 2021.

For the six months ended June 30, 2022, $11.4 million and $6.0 million of transaction costs were incurred by Noble and Maersk Drilling, respectively. For the twelve months ended December 31, 2021, $8.3 million and $5.5 million of transaction costs, were incurred by Noble and Maersk Drilling, respectively. The costs above are not expected to recur any period beyond twelve months from the close of the Business Combination;

(ii)

stock-based compensation expense of $1.9 million due to the accelerated vesting of cash and equity settled Noble RSU Awards held by Noble’s non-employee directors in connection with the Business Combination. This cost is non-recurring and is not expected to have a continuing impact on the combined company’s operating results in future periods; and

(iii)

estimated expense of $2.4 million related to the cash-based bonus paid to executive officers and certain other employees of Maersk Drilling upon completion of the Business Combination. This estimate is preliminary and subject to change based on statutory and other legal contingency matters. This cost is non-recurring and is not expected to have a continuing impact on the combined company’s operating results in future periods.

(CC) Weighted average shares outstanding and income per share

As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented.

The table below presents the components of the numerator and denominator for the pro forma income per share calculation for the periods presented:

	Six Months Ended June 30, 2022	Twelve Months Ended December 31, 2021
Numerator
Net income attributable to Topco	$(196,950)	$504,810

Denominator
Basic shares:
Topco shares converted from Noble shares	62,259	60,152
Topco shares converted from Noble Penny Warrants	6,463	6,463
Topco shares converted from vested Noble RSUs	89	89
Topco shares converted from Maersk Drilling shares	60,075	60,075

Pro forma weighted average shares outstanding, basic	128,886	126,779

Diluted shares:
Pro forma weighted average shares outstanding, basic	128,886	126,779
Dilutive effect of Topco shares convertible from Noble in-the-money warrants	—	1,263
Dilutive effect of Topco shares convertible from unvested Noble RSU Awards	—	3,180
Dilutive effect of Topco shares convertible from unvested Maersk Drilling RSU Awards	—	478

Pro forma weighted average shares outstanding, diluted(1)	128,886	131,700

Net income per share attributable to Topco, basic	$(1.53)	$3.98
Net income per share attributable to Topco, diluted	$(1.53)	$3.83

(1)

For the six months ended June 30, 2022 the diluted pro forma share count excludes the potentially dilutive effect of Topco warrants or Topco Shares convertible from the following instruments because they are anti-dilutive due to the pro forma net loss position: 14,652 Noble warrants, 3,378 unvested Noble RSU Awards, and 478 Maersk Drilling RSU Awards. For the twelve months ended December 31, 2021 the diluted pro forma share count excludes the potentially dilutive effect of Topco warrants convertible from 11,097 out-of-the-money Noble warrants.

(DD) Interest expense

Reflects the elimination of Maersk Drilling’s historical amortization of deferred financing costs as a result of the elimination of deferred financing costs upon applying purchase accounting. No amortization of deferred financing costs would have been recorded during the six months ended June 30, 2022 and the twelve months ended December 31, 2021 had the Business Combination occurred on January 1, 2021.

(EE) Taxes

Reflects the pro forma adjustments to penalties and interest for tax contingencies booked as income tax benefit (provision) or contract drilling services expense as a result of the Business Combination. The income tax benefit (provision) impact was calculated by applying the appropriate statutory tax rates of the respective tax jurisdictions to which the pro forma adjustments relate.

Condensed Combined Balance Sheet

(FF) Cash and cash equivalents

Adjustment reflects (i) payment of estimated cash consideration of $1.7 million, (ii) the payment of estimated transaction costs of $29.3 million for legal, professional and success fees incurred subsequent to June 30, 2022 by Noble and Maersk Drilling related to the Business Combination, (iii) the payment of total accrued transaction costs of $10.7 million as of June 30, 2022 for legal, professional and success fees incurred by Noble and Maersk Drilling in connection with the Business Combination, (iv) the payment of $0.8 million to Noble’s non-employee directors due to the accelerated vesting of cash settled Noble RSU Awards in connection with the Business Combination, and (v) the payment of estimated cash-based bonus of $6.6 million paid to executive officers and certain other employees of Maersk Drilling upon completion of the Business Combination.

(GG) Deferred costs

Represents the elimination of Maersk Drilling’s balances related to deferred costs on drilling contracts for items such as mobilization and precontract costs as a result of applying purchase accounting on a pro forma basis. These deferred costs are written off as there are no further performance obligations related to these costs.

(HH) Property and equipment, net

Represents the preliminary fair value adjustments to property and equipment to reduce the pro forma adjusted historical net book value, on a U.S. GAAP basis, of Maersk Drilling’s floaters, jackup rigs and related equipment to fair value.

(II) Other assets

Represents the elimination of Maersk Drilling’s balances within Other assets of $269.0 million related to deferred regulatory inspection costs incurred for Maersk Drilling rig inspections as a result of applying purchase accounting on a pro forma basis. These deferred regulatory inspection costs are written off as there are no further performance obligations related to these costs.

(JJ) Taxes

Reflects the pro forma adjustments to tax contingencies and income tax related accounts on the balance sheet as a result of the Business Combination.

(KK) Compulsory Purchase liability

Reflects the pro forma adjustment to recognize the Compulsory Purchase liability. See Note 2, Business Combination with Maersk Drilling Merger and Estimated Purchase Consideration—Compulsory Purchase.

(LL) Accounts payable

Adjustment reflects (i) the payment of accrued cash-based bonuses of $4.2 million paid to executive officers and certain other employees of Maersk Drilling upon completion of the Business Combination, and (ii) the payment of total accrued transaction costs of $10.7 million as of June 30, 2022 for legal, professional and success fees incurred by Noble and Maersk Drilling in connection with the Business Combination.

(MM) Long-term debt

Represents the elimination of Maersk Drilling’s unamortized deferred financing costs as a result of applying purchase accounting on a pro forma basis.

(NN) Equity

The following adjustments were made to equity captions based on the Business Combination transaction:

Common stock:
Add: Topco converted shares (at par of $0.00001)	$(62,519)

Pro forma adjustment	$(62,519)

Additional paid-in capital:
Add: Topco shares issued (less par value) to acquire Maersk Drilling	$1,955,440
Add: Fair value of replacement Maersk Drilling RSU Awards attributable to the purchase price	7,397
Add: Unrecognized compensation costs for vested equity settled Noble non-employee director RSUs	1,091

Pro forma adjustment	$1,963,928

Retained earnings:
Remove Maersk Drilling balance	$(4,704,665)
Subtract: Estimated transaction costs for Business Combination. See adjustment (BB)	(29,748)
Subtract: Unrecognized compensation costs for vested cash settled Noble non-employee director RSUs	(1,902)
Subtract: Estimated Maersk Drilling cash-based transaction bonus	(2,383)

Pro forma adjustment	$(4,738,698)

Accumulated other comprehensive income (loss):
Remove Maersk Drilling balance	$6,456

Pro forma adjustment	$6,456

Note 4. Reclassification of Maersk Drilling’s Historical Financial Statement Presentation

The following reclassifications were made as a result of the Business Combination to conform Maersk Drilling’s historical financial information to Noble’s presentation:

Statement of Operations for the Six Months Ended June 30, 2022

(in thousands)

Financial Statement Line Item	Maersk Drilling Historical Presentation	Maersk Drilling Historical as Presented
Revenue	$532,478	$—
Reimbursables and other	—	12,298
Contract drilling services (revenue)	—	520,180
Cost of sales	(437,031)	—
Contract drilling services (expense)	—	391,634
General and administrative	—	38,621
Reimbursables	—	6,776
Special items	(11,150)	—
Special items	—	11,150
Depreciation and amortization	(97,831)	—
Depreciation and amortization	—	97,831
Impairment reversals (losses), net	(117,956)	—
Loss on impairment	—	117,956
Gain/(loss) on sale of non-current assets	84	—
Gain on sale of operating assets, net	—	(84)
Share of results in joint ventures	(1,021)	—
Interest income and other, net	—	(1,021)
Financial expenses, net	(28,240)	—
Interest expense, net of amounts capitalized	—	(18,081)
Interest income and other, net	—	(9,535)
General and administrative	—	624
Tax	(11,772)	—
Income tax benefit (provision)	—	(11,772)

Statement of Operations for the Twelve Months Ended December 31, 2021

(in thousands)

Financial Statement Line Item	Maersk Drilling Historical Presentation	Maersk Drilling Historical as Presented
Revenue	$1,267,136	$—
Reimbursables and other	—	34,739
Contract drilling services (revenue)	—	1,232,397
Cost of sales	(920,945)	—
Contract drilling services (expense)	—	818,295
General and administrative	—	84,946
Reimbursables	—	17,704
Impairment reversals (losses), net	11,034	—
Contract drilling services (expense)	—	(11,034)
Special items	(20,533)	—
Special items	—	20,533
Depreciation and amortization	(213,202)	—
Depreciation and amortization	—	213,202
Gain/(loss) on sale of non-current assets	256,292	—
Gain on sale of operating assets, net	—	(256,292)
Share of results in joint ventures	(1,424)	—
Interest income and other, net	—	(1,424)
Financial expenses, net	(61,137)	—
Interest expense, net of amounts capitalized	—	(49,664)
Interest income and other, net	—	(9,815)
General and administrative	—	1,658
Tax	(26,248)	—
Income tax benefit (provision)	—	(26,248)

Balance Sheet as of June 30, 2022

(in thousands)

Financial Statement Line Item	Maersk Drilling Historical Presentation	Maersk Drilling Historical as Presented
Cash and bank balances	$214,044	$—
Cash and cash equivalents	—	209,326
Prepaid expenses and other current assets	—	4,718
Trade receivables	214,121	—
Accounts receivable, net	—	214,121
Tax receivable	2,665	—
Taxes receivable	—	2,665
Other receivables	49,717	—
Prepaid expenses and other current assets	—	10,958
Taxes receivable	—	23,754
Accounts receivable, net	—	15,005
Prepayments	49,147	—
Prepaid expenses and other current assets	—	49,147
Intangible assets	20,242	—
Property and equipment, at cost	—	16,279
Other assets	—	3,963
Right-of-use assets	20,572	—
Other assets	—	20,572
Deferred tax (asset)	16,697	—
Other assets	—	16,697
Property, plant and equipment	2,621,729	—
Property and equipment, at cost	—	8,668,033
Accumulated depreciation	—	(6,315,334)
Other assets		269,030
Financial non-current assets, etc.	8,571	—
Other assets	—	8,571
Assets held for sale	39,338
Assets held for sale		39,338
Trade payables	137,391	—
Accounts payable	—	137,391
Deferred income	37,704	—
Other current liabilities	—	37,704
Provisions (current)	1,500	—
Other current liabilities	—	1,500
Borrowings, current	136,048	—
Current maturities of long-term debt	—	129,925
Other current liabilities	—	6,123
Other payables	50,344	—
Taxes payable	—	18,123
Interest payable	—	656
Accrued payroll and related costs	—	25,587
Other current liabilities	—	5,978
Tax payable	61,684	—
Taxes payable		9,584
Other liabilities	—	52,100

Financial Statement Line Item	Maersk Drilling Historical Presentation	Maersk Drilling Historical as Presented
Borrowings, non-current	632,846	—
Long-term debt	—	618,809
Other liabilities	—	14,037
Provisions (non-current)	8,502	—
Other liabilities	—	8,502
Deferred tax (liability)	26,080	—
Deferred income taxes	—	26,080
Share capital	62,520	—
Common stock	—	62,520
Reserves and retained earnings	2,102,224	—
Retained earnings (accumulated deficit)	—	2,108,680
Accumulated other comprehensive income (loss)	—	(6,456)

Note 5. Maersk Drilling Rig Disposal

The adjustments outlined below reflect adjustments to Maersk Drilling’s historical income statement for the year ended December 31, 2021 assuming the Maersk Drilling Rig Disposal had occurred on January 1, 2021. For the year ended December 31, 2021, Maersk Drilling recognized a non-recurring after-tax gain of $206.1 million on the Maersk Drilling Rig Disposal.

(A) Maersk Drilling Inspirer rig historical activity

Reflects the pro forma adjustments to eliminate the historical income statement activity attributed to the disposed Inspirer rig, which included foreign currency revaluation gains of $1.1 million presented within interest expense.

(B) Interest expense

Reflects the elimination of historical interest expense of $2.3 million associated with Maersk Drilling’s term loan facility, as the Inspirer rig triggered an $80.0 million mandatory repayment of Maersk Drilling’s outstanding borrowings under its term loan facility.

Note 6. Maersk Drilling IFRS to U.S. GAAP Conversion

The Pro Forma Financial Information reflects the material adjustments necessary to convert Maersk Drilling’s historical financial statements to U.S. GAAP and conform to Noble’s accounting policies based on an initial policy conversion assessment performed by management. Management is currently performing a comprehensive review of the two entities’ accounting policies. The adjustments outlined below are preliminary and are subject to change as additional information becomes available and as additional analysis is performed.

(C) Leases

Under IFRS, Maersk Drilling recognized right of use assets and lease liabilities for all leases, with the exceptions described in the paragraph below. However, as required by IFRS, Maersk Drilling did not distinguish between operating leases and finance leases and accounted for all leases recorded on the balance sheets similarly to finance leases under U.S. GAAP. Maersk Drilling recorded depreciation on all right-of-use assets and interest expense on all lease liabilities, while a straight-line operating expense is presented for operating leases under U.S. GAAP.

IFRS includes an exemption for leases of low-value assets, where a lessee may elect to recognize lease payments on a straight-line basis over the lease term instead of capitalizing them on the balance sheet. This exemption can be elected on a lease-by-lease basis. U.S. GAAP does not have explicit exemptions for leases of low-value assets, however, Maersk Drilling’s leases of low-value assets were not deemed material for purposes of the Pro Forma Financial Information.

The following table presents the pro forma adjustments to reclassify Maersk Drilling’s historical interest on lease liabilities and depreciation on right-of-use assets to general and administrative expense and contract drilling services expense to align with Noble’s accounting treatment under U.S. GAAP:

	Six Months Ended June 30, 2022	Twelve Months Ended December 31, 2021
Elimination of Maersk Drilling’s historical interest on lease liabilities	$422	$1,072
Elimination of Maersk Drilling’s historical depreciation on right-of-use assets	(3,370)	(6,586)
Reclassification of amounts to general and administrative expense	1,364	2,794
Reclassification of amounts to contract drilling services expense	2,428	4,864

(D) Special items

Maersk Drilling has historically chosen to present as a separate line item within its historical income statements called ‘special items’ that was intended to capture the impact from non-recurring, infrequent or unusual events on the statement of operations. Such presentation of special items is disallowed under U.S. GAAP. The following table presents the pro forma adjustments to reclassify Maersk Drilling’s historical expenses presented within special items to general and administrative expense and contract drilling services expense to align with Noble’s treatment of such items under U.S. GAAP:

	Six Months Ended June 30, 2022	Twelve Months Ended December 31, 2021
Special items reclassified to merger and integration costs	$8,619	$7,592
Special items reclassified to contract drilling services expense	2,531	13,135

Total Maersk Drilling special items	$11,150	$20,727

(E) Impairment of property and equipment

Under IFRS, an asset must not be carried in the financial statements at more than the highest amount to be recovered through its use or sale. If the carrying amount of an asset exceeds the asset’s recoverable amount (i.e., the higher of an asset’s or cash-generating unit’s fair value less costs of disposal or its value in use), the asset is deemed to be impaired and an impairment loss is recognized immediately in profit or loss and the value of the cash-generating unit, or the carrying amount of the asset, is reduced.

Under U.S. GAAP, an impairment loss is triggered for long-lived assets only if the asset’s, or asset group’s, carrying amount is not recoverable (i.e., the asset or asset group’s carrying amount is less than the undiscounted future cash flows expected to be derived from the asset or asset group). Additionally, the reversal of an impairment loss is not permitted. As a result of the differences in impairment calculation, an updated impairment test was prepared for Maersk Drilling as if U.S. GAAP method was applied in 2016 through June 30, 2022 to assess the effect of the different accounting treatment between IFRS and U.S. GAAP for impairment. 2016 was selected as the beginning period for the assessment because it was the earliest year in which an impairment on its property and equipment occurred and had a continuing impact on the balance as of June 30, 2022. The analysis has been performed by adjusting the discount rate to zero percent in the impairment models that were used under IFRS and recalculating the impact on depreciation expense and deferred taxes for any impairments that would not have been recorded under U.S. GAAP.

The following table reflects the pro forma adjustments related to impairment to align Maersk Drilling’s historical treatment of impairment under IFRS to the treatment under U.S. GAAP, including (i) the elimination of any previously recognized impairment reversals, (ii) increasing the carrying value of property and equipment to reverse impairment losses which would not have been recorded under U.S. GAAP in prior periods, (iii) adjusting accumulated depreciation balance as of June 30, 2022 and depreciation expense for six months ended June 30, 2022 and twelve months ended December 31, 2021 as a result of the increase in carrying value of property and equipment, and (iv) any related tax effects from the aforementioned adjustments. The remaining impairment charge in the pro forma statement or operations for the period ended June 30, 2022 of $74.6 million represents the incremental charge for two rigs impaired under U.S. GAAP once all other pro forma IFRS to U.S. GAAP adjustments have been recognized.

Pro forma Condensed Combined Balance Sheet	As of June 30, 2022
Increase to carrying amount of property and equipment	$3,677,277
Increase to accumulated depreciation	(945,866)
Decrease to deferred income tax assets	(8,262)
Increase to deferred income tax liabilities	68,828

Pro forma Condensed Combined Statements of Operations	Six Months Ended June 30, 2022	Twelve Months Ended December 31, 2021
Increase to depreciation expense	$108,870	$234,077
Recognize additional impairment losses under U.S. GAAP impairment model	74,639	—
Cumulative adjustment to income tax benefit (provision)	4,406	10,442

(F) Income Taxes

Reflects conversion adjustments recorded for tax positions that are not probable to be sustained under IFRS upon a tax audit and would therefore be fully reserved under U.S. GAAP. Under IFRS, such tax positions are recorded at either a weighted average or the most-likely outcome; whereas under U.S. GAAP, such positions are fully reserved.

Note 7. Noble Pro Forma Results of Operations

The following table provides for the Noble pro forma results of operations for the six months ended June 30, 2022 and twelve months ended December 31, 2021 assuming the Noble 2022 Rig Disposal, the Noble Reorganization, the Pacific Drilling Merger, and the Noble 2021 Rig Disposal had occurred on January 1, 2021.

Unaudited Pro Forma Condensed Combined Statement of Operations

June Months Ended June 30, 2022

(in thousands, except per share amounts)

	Six Months Ended June 30, 2022	Noble 2022 Rig Disposal Accounting Adjustments		Noble Pro Forma
Operating revenues
Contract drilling services (revenue)	$457,498	$(24,115)	(n)	$433,383
Reimbursables and other	27,885	(3,964)	(n) (o)	23,921

	485,383	(28,079)		457,304

Operating costs and expense
Contract drilling services (expense)	344,228	(28,670)	(n) (p)	315,558
Reimbursables	23,811	(3,492)	(n)	20,319
Depreciation and amortization	52,241	(11,907)	(n)	40,334
General and administrative	34,211	—		34,211
Merger and integration costs	18,578	—		18,578
Gain on sale of operating assets, net	(3,459)	—		(3,459)
Hurricane losses	2,805	—		2,805

	472,415	(44,069)		428,346

Operating income (loss)	12,968	15,990		28,958
Other income (expense)
Interest expense, net of amounts capitalized	(15,395)	—		(15,395)
Gain on extinguishment of debt, net	—	—		—
Interest income and other, net	1,531	—		1,531
Reorganization items, net	—	—		—
Gain on bargain purchase	—	—		—

Income (loss) from continuing operations before income taxes	(896)	15,990		15,094
Income tax benefit (provision)	1,297	(348)	(r)	949

Net income (loss)	$401	$15,642		$16,043

Basic net income (loss) per share	$0.01			$0.23	(j)
Diluted net income (loss) per share	$0.00			$0.21	(j)
Weighted average shares outstanding
Basic	68,722			68,722	(j)
Diluted	81,285			77,059	(j)

Unaudited Pro Forma Condensed Combined Statement of Operations

Twelve Months Ended December 31, 2021

(in thousands, except per share amounts)

				Noble Reorganization
	Noble Predecessor Historical Period From January 1, 2021 through February 5, 2021	Noble Successor Historical Period From February 6, 2021 through December 31, 2021	Twelve Months Ended December 31, 2021	Reorganization Adjustments		Fresh Start Adjustments		Pro Forma Noble (including reorganization items, net)	Removal of Noble Reorganization items, net		Noble Post- reorganization Pro Forma
Operating revenues
Contract drilling services (revenue)	$74,051	$708,131	$782,182	$—		$(5,210)	(c)	$776,972	$—		$776,972
Reimbursables and other	3,430	62,194	65,624	—		—		65,624	—		65,624

	77,481	770,325	847,806	—		(5,210)		842,596	—		842,596

Operating costs and expense
Contract drilling services (expense)	46,965	639,442	686,407	920	(a)	—		687,327	—		687,327
Reimbursables	2,737	55,832	58,569	—		—		58,569	—		58,569
Depreciation and amortization	20,622	89,535	110,157	—		(11,123)	(d)	99,034	—		99,034
General and administrative	5,727	62,476	68,203	803	(a)	—		69,006	—		69,006
Merger and integration costs	—	24,792	24,792	—		—		24,792	—		24,792
Gain on sale of operating assets, net	—	(185,934)	(185,934)	—		—		(185,934)	—		(185,934)
Hurricane losses	—	23,350	23,350	—		—		23,350	—		23,350

	76,051	709,493	785,544	1,723		(11,123)		776,144	—		776,144

Operating income (loss)	1,430	60,832	62,262	(1,723)		5,913		66,452	—		66,452
Other income (expense)
Interest expense, net of amounts capitalized	(229)	(31,735)	(31,964)	(3,518)	(b)	—		(35,482)	—		(35,482)
Gain on extinguishment of debt, net	—	—	—	—		—		—	—		—
Interest income and other, net	399	10,945	11,344	—		—		11,344	—		11,344
Reorganization items, net	252,051	—	252,051	—		—		252,051	(252,051)	(k)	—
Gain on bargain purchase	—	62,305	62,305	—		—		62,305	—		62,305

Income (loss) from continuing operations before income taxes	253,651	102,347	355,998	(5,241)		5,913		356,670	(252,051)		104,619
Income tax benefit (provision)	(3,423)	(365)	(3,788)	353	(e)	1,094	(e)	(2,341)	—		(2,341)

Net income (loss)	$250,228	$101,982	$352,210	$(4,888)		$7,007		$354,329	$(252,051)		$102,278

Basic net income (loss) per share	$1.00	$1.61
Diluted net income (loss) per share	$0.98	$1.51
Weighted average shares outstanding
Basic	251,115	63,186
Diluted	256,571	67,628

		Pacific Drilling Merger
	Noble Post- reorganization Pro Forma	Pacific Successor Historical From January 1, 2021 through April 15, 2021	Pacific Drilling Merger Transaction Accounting Adjustments		Noble /Pacific Pro Forma Combined	Noble 2021 Rig Disposal Accounting Adjustments		Noble 2022 Rig Disposal Accounting Adjustments		Noble Pro Forma
Operating revenues
Contract drilling services (revenue)	$776,972	$30,893	$—		$807,865	$(84,546)	(l)	$(48,369)	(n)	$674,950
Reimbursables and other	65,624	1,791	—		67,415	(1,874)	(l)	(3,321)	(n) (o)	62,220

	842,596	32,684	—		875,280	(86,420)		(51,690)		737,170

Operating costs and expense
Contract drilling services (expense)	687,327	43,586	2,108	(f)	733,021	(56,746)	(l)	(113,710)	(n) (p)	562,565
Reimbursables	58,569	1,090	—		59,659	(1,008)	(l)	(3,086)	(n)	55,565
Depreciation and amortization	99,034	12,026	(7,656)	(g)	103,404	(7,593)	(l)	(20,836)	(n)	74,975
General and administrative	69,006	25,441	—		94,447	—		—		94,447
Merger and integration costs	24,792	—	—		24,792	—		—		24,792
Gain on sale of operating assets, net	(185,934)	—	—		(185,934)	—		(73,499)	(q)	(259,433)
Hurricane losses	23,350	—	—		23,350	—		—		23,350

	776,144	82,143	(5,548)		852,739	(65,347)		(211,131)		576,261

Operating income (loss)	66,452	(49,459)	5,548		22,541	(21,073)		159,441		160,909
Other income (expense)
Interest expense, net of amounts capitalized	(35,482)	(371)	371	(h)	(35,482)	10,683	(l) (m)	—		(24,799)
Gain on extinguishment of debt, net	—	(2,664)	—		(2,664)	—		—		(2,664)
Interest income and other, net	11,344	(25)	—		11,319	—		—		11,319
Reorganization items, net	—	—	—		—	—		—		—
Gain on bargain purchase	62,305	—	—		62,305	—		—		62,305

Income (loss) from continuing operations before income taxes	104,619	(52,519)	5,919		58,019	(10,390)		159,441		207,070
Income tax benefit (provision)	(2,341)	(263)	(8)	(i)	(2,612)	1,544	(l)	(3,946)	(r)	(5,014)

Net income (loss)	$102,278	$(52,782)	$5,911		$55,407	$(8,846)		$155,495		$202,056

Basic net income (loss) per share										$3.03	(j)
Diluted net income (loss) per share										$2.84	(j)
Weighted average shares outstanding
Basic										66,615	(j)
Diluted										71,058	(j)

Noble Reorganization

Reorganization Adjustments

(a) Stock based compensation

Reflects an increase in stock-based compensation expense based on the new awards issued in connection with the Noble Reorganization.

(b) Interest expense

The adjustment reflects change of interest expense for the Predecessor as a result of the Noble Plan. Under the Noble Plan, all amounts outstanding under the 2017 Credit Facility (as defined in the 2021 Form 10-K), including the interest, were paid in full and all of Noble’s then outstanding senior notes were settled for the Noble Shares, Tranche 1 Warrants and Tranche 2 Warrants (each as defined in the 2021 Form 10-K). Upon emergence, Noble entered into a senior secured revolving credit agreement (the “Revolving Credit Agreement”) that provides for a $675.0 million senior secured revolving credit facility (with a $67.5 million sublimit for the issuance of letters of credit thereunder) (the “Successor Revolving Credit Facility”) and issued $216.0 million senior secured second lien notes (the “Notes”) with an interest rate of LIBOR + 4.75% and 11% payable semi-annually, respectively. The pro forma adjustment to interest expense was calculated as follows:

Twelve Months Ended 31 December 2021
Reversal of Predecessor interest expense	$(229)
Pro forma interest on the Successor Revolving Credit Facility and Notes	3,505
Amortization of Successor deferred financing costs	242

Pro forma adjustment for interest expense	$3,518

Assuming an increase in interest rates on the Revolving Credit Agreement and Notes of 1/8%, pro forma interest would increase by $0.1 million.

Fresh Start Adjustments

(c) Amortization of favorable contract

Adjustment reflects the amortization of favorable contracts with customers as a result of adopting fresh start accounting. The remaining useful life of the favorable contracts range between 1-3 years.

(d) Depreciation and amortization

Reflects the pro forma decrease in depreciation expense based on new preliminary asset values for the Predecessor as a result of adopting fresh start accounting. The pro forma adjustment to depreciation expense was calculated as follows:

Twelve Months Ended 31 December 2021
Removal of Predecessor depreciation expense	$(20,622)
Pro forma depreciation expense	9,499

Pro forma adjustment for depreciation and amortization	$(11,123)

Drilling equipment and facilities are depreciated using the straight-line method over their estimated useful lives as of the date placed in service or date of major refurbishment. Estimated useful lives of Noble’s drilling equipment range from three to thirty years. Other property and equipment is depreciated using the straight-line method over useful lives ranging from two to forty years.

(e) Income tax

Reflects the pro forma adjustment to tax expense as a result of reorganization adjustments and adopting fresh start accounting. The income tax impact was calculated by applying the appropriate statutory tax rate of the respective tax jurisdictions to which the pro forma adjustments relate, and which are reasonably expected to occur.

Pacific Successor Historical from January 1, 2021 through April 15, 2021

The following reclassifications were made as a result of the Pacific Drilling Merger to conform Pacific’s historical financial information to Noble’s presentation:

Financial Statement Line Item	Pacific Drilling Historical Presentation	Pacific Drilling Historical as Presented
Contract drilling services	$1,791	$—
Reimbursables and other	—	1,791
Operating expense	44,959	—
Contract drilling services (expense)	—	43,586
Reimbursables	—	1,090
Depreciation and amortization	—	283
Other expense	(25)	—
Interest income and other, net	—	(25)

Pacific Drilling Merger

(f) Contract drilling services

Noble has an accounting policy to expense costs for materials and supplies as received or deployed to the drilling units, while Pacific’s historical policy was to carry inventory at average cost and recognize them in earnings upon consumption. Adjustment reflects the change in contract drilling services expense related to Pacific’s materials and supplies inventory during the period from January 1, 2021 through April 15, 2021 to align with Noble’s treatment of such costs.

(g) Depreciation and amortization

Reflects the replacement of historical depreciation expense with the pro forma depreciation expense based on the estimated fair value of Pacific’s property and equipment upon the Pacific Drilling Merger. For pro forma purposes it is assumed that the Pacific Drilling Merger occurred on January 1, 2021. The pro forma adjustment to depreciation expense for the twelve months ended December 31, 2021 was calculated as follows:

Twelve Months Ended 31 December 2021
Removal of historical depreciation expense	$(12,026)
Pro forma depreciation expense	4,370

Pro forma adjustment for depreciation and amortization	$(7,656)

Drilling equipment and facilities are depreciated using the straight-line method over their estimated useful lives as of the date placed in service or date of major refurbishment. Estimated useful lives of Noble’s drilling equipment range from three to thirty years. Other property and equipment is depreciated using the straight-line method over useful lives ranging from two to forty years.

(h) Interest expense

Reflects the elimination of interest expense recorded at the successor entity of Pacific which was associated with the new senior secured delayed draw term loan facility entered into on December 31, 2020. In connection with the Pacific Drilling Merger, the facility was terminated, and the related interest expense removed from the unaudited pro forma condensed combined statement of operations.

(i) Income tax

Reflects the pro forma adjustment to tax expense. The income tax impact was calculated by applying the appropriate statutory tax rates of the respective tax jurisdictions to which the pro forma adjustments relate.

(j) Weighted average shares outstanding

The Noble pro forma weighted average shares outstanding calculation for the six months ended June 30, 2022 and twelve months ended December 31, 2021 assumes the Noble Reorganization, the Pacific Drilling Merger, the Noble 2021 Rig Disposal, and the Noble 2022 Rig Disposal had occurred on January 1, 2021. The table below presents the components of the numerator and denominator for the Noble pro forma income per share calculation for the periods presented:

	Six Months Ended June 30, 2022	Twelve Months Ended December 31, 2021
Numerator
Net income attributable to Noble	$16,043	$202,056

Denominator
Basic shares:
Noble ordinary shares (excluding penny warrants)	62,259	60,152
Noble penny warrants	6,463	6,463

Pro forma weighted average shares outstanding, basic	68,722	66,615

Diluted shares:
Pro forma weighted average shares outstanding, basic	68,722	66,615
Dilutive effect of Noble in-the-money warrants	4,959	1,263
Dilutive effect from unvested Noble RSU Awards	3,378	3,180

Pro forma weighted average shares outstanding, diluted	77,059	71,058

Net income per share attributable to Noble, basic	$0.23	$3.03
Net income per share attributable to Noble, diluted	$0.21	$2.84

(k) Reorganization items

Reflects the removal of Reorganization items within the Predecessor period of Noble. All expenses are directly related to the Noble Reorganization and are not expected to have a continuing impact in future periods.

Noble 2021 Rig Disposal

The adjustments outlined below reflect adjustments to Noble’s historical statement of operations for the twelve months ended December 31, 2021 assuming the Noble 2021 Rig Disposal had occurred on January 1, 2021. For the twelve months ended December 31, 2021, Noble recognized a non-recurring after-tax gain of $168.3 million on the Noble 2021 Rig Disposal.

(l) Noble 2021 Rig Disposal historical activity

Reflects the pro forma adjustments to eliminate the historical activity attributed to the Noble 2021 Rig Disposal from the unaudited pro forma condensed combined statement of operations.

(m) Interest expense

Reflects the elimination of total interest expense of $10.7 million associated with the Successor Revolving Credit Facility, including $1.2 million of pro forma interest expense recorded for the Noble Predecessor historical period and $9.5 million of interest expense recorded during the Noble Successor historical period. The Successor Revolving Credit Facility was fully paid down using the cash proceeds obtained through the Noble 2021 Rig Disposal.

Noble 2022 Rig Disposal

The adjustments outlined below reflect adjustments to Noble’s historical statements of operations for the six months ended June 30, 2022 and twelve months ended December 31, 2021 assuming the Noble 2022 Rig Disposal had occurred on January 1, 2021.

(n) Noble 2022 Rig Disposal historical activity

Reflects the pro forma adjustments to eliminate the historical activity attributed to the disposed assets from the unaudited pro forma condensed combined statement of operations. The historical activity associated with the NLN Rig has not been eliminated as Noble is entitled to third-party contract drilling revenues and is responsible for third-party contract drilling expenses under the terms of NLN Charter Agreement with Shelf Drilling during the term of the agreement.

(o) Transitional Services Agreement

Reflects the estimated revenue of $0.8 million attributable to Noble’s transitional services agreement with Shelf Drilling to be entered into upon completion of the transactions contemplated under the Asset Purchase Agreement. These transitional services are not expected to recur in any period beyond twelve months from the close of the Noble 2022 Rig Disposal.

(p) Bareboat Charter

Noble will incur a charge for the charter rate value related to the NLN Charter Agreement with Shelf Drilling in periods where the activities associated with the NLN Rig result in income and be reimbursed for losses in periods where activities associated with the rig results in a loss. Assuming the Noble 2022 Rig Disposal occurred on January 1, 2021 for pro forma purposes resulted in a charter rate value charge of $7.3 million for the six months ended June 30, 2022 and a reimbursement of $40.1 million for the twelve months ended December 31, 2021.

(q) Gain on sale of Noble 2022 Rig Disposal

Reflects the estimated pre-tax gain on the Noble 2022 Rig Disposal. This adjustment includes total cash consideration of $375.0 million less (i) the cost basis of the net assets and liabilities divested of $284.2 million and (ii) approximately $7.9 million of estimated transaction costs to be incurred subsequent to June 30, 2022 by Noble in connection with the rig disposal, which were not reflected in Noble’s historical statement of operations. This adjustment excludes $1.1 million of transaction costs incurred in the six months ended June 30, 2022 by Noble in connection with the Noble 2022 Rig Disposal. No transaction costs related to the Noble 2022 Rig Disposal were incurred by Noble during 2021. These transaction costs and gain are not expected to recur in any period beyond twelve months from the close of the Noble 2022 Rig Disposal. The calculation of the gain on sale is preliminary and does not reflect final working capital and other post-closing adjustments. The actual gain or loss on the Noble 2022 Rig Disposal based on the Remedy Proposals could materially differ from the assumptions used herein.

(r) Income tax

Reflects the pro forma adjustments to tax expense related to the Noble 2022 Rig Disposal.

Note 8. Noble Pro Forma Financial Position

The following table provides for the Noble pro forma financial position assuming the Noble 2022 Rig Disposal had occurred on June 30, 2022. No pro forma adjustments were made for the Completed Transactions in the table below because the effects of these transactions were fully reflected in the historical balance sheet of Noble as of June 30, 2022.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2022

(in thousands)

	Noble Successor Historical	Noble 2022 Rig Disposal		Noble Pro Forma
Assets
Current assets:
Cash and cash equivalents	$160,175	$367,078	(aa)	$527,253
Accounts receivable, net	258,780	—		258,780
Taxes receivable	16,906	—		16,906
Prepaid expenses and other current assets	44,794	(4,568)	(bb)	40,226

Total current assets	480,655	362,510		843,165

Intangible assets	33,495	—		33,495
Property and equipment, at cost	1,624,636	(318,476)	(bb)	1,306,160
Accumulated depreciation	(128,100)	29,575	(bb)	(98,525)

Property and equipment, net	1,496,536	(288,901)		1,207,635

Other assets	87,260	(5,562)	(bb)(cc)	81,698

Total assets	$2,097,946	$68,047		$2,165,993

Current liabilities
Accounts payable	$136,144	$—		136,144
Accrued payroll and related costs	33,754	—		33,754
Taxes payable	24,322	2,532	(cc)	26,854
Interest payable	8,921	—		8,921
Other current liabilities	44,498	(235)	(bb)	44,263

Total current liabilities	247,639	2,297		249,936

Long-term debt	216,000	—		216,000
Deferred income taxes	6,700	—		6,700
Other liabilities	118,813	(1,891)	(bb)	116,922

Total liabilities	589,152	406		589,558

Shareholders’ equity
Common stock	1	—		1
Additional paid-in-capital	1,402,608	—		1,402,608
Retained earnings (accumulated deficit)	102,383	67,641	(dd)	170,024
Accumulated other comprehensive income (loss)	3,802	—		3,802

Total shareholders’ equity	1,508,794	67,641		1,576,435

Total liabilities and equity	$2,097,946	$68,047		$2,165,993

(aa) Cash and cash equivalents

Reflects expected cash proceeds of $375.0 million from the Noble 2022 Rig Disposal less $7.9 million of estimated transaction costs to be incurred subsequent to June 30, 2022 by Noble in connection with the rig disposal, which were not reflected in Noble’s historical balance sheet.

(bb) Noble 2022 Rig Disposal historical balances

Reflects the pro forma adjustments to (i) eliminate the historical property and equipment and accumulated depreciation balances associated with the Noble 2022 Rig Disposal, (ii) eliminate the historical operating lease right-of-use assets from other assets and the short-term and long-term portions of operating lease liabilities from other current liabilities and other liabilities, respectively, for office and equipment leases being transferred in connection with the Noble 2022 Rig Disposal, (iii) eliminate the fuel inventory balances associated with the Noble 2022 Rig Disposal from prepaid expenses and other current assets and (iv) eliminate the deferred costs associated with the Noble 2022 Rig Disposal from prepaid expenses and other current assets.

(cc) Income tax

Reflects the pro forma adjustments to income tax related accounts in connection with the Noble 2022 Rig Disposal.

(dd) Retained earnings (accumulated deficit)

Reflects the cumulative impact of the pro forma adjustments associated with the Noble 2022 Rig Disposal, such as the estimated pre-tax gain and related income tax effect.